EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------


1.       IDC Acquisition Sub, Inc., a New York corporation

2.       Wilkinson Company, Inc., an Ohio corporation

3.       Hesco Sales Inc., a Florida corporation

4.       United Truck and Body Corporation, a Florida corporation-subsidiary of Hesco

5.       Hesco Export Inc., a Florida corporation

6.       BesPac Inc., a South Carolina corporation

7.       DeVivo Industries Inc., a Connecticut corporation

8.       Ecological Technologies Inc., a Connecticut corporation

9.       KE Corporation, a Delaware corporation

10.      American Gooseneck Inc., an Arizona corporation

11.      Acme Chute Company, Inc., a Florida corporation

12.      Recycltech Limited, an Ontario corporation

13.      DII Acquisition Corp., a Connecticut corporation